                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                                (AMENDMENT NO. 1)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                            KEY ENERGY SERVICES, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)

                                   492914 10 6

                                 (CUSIP Number)

                                FEBRUARY 11, 2003
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule for pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [x] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  492914 10 6
-----------------------

--------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSON
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

                         SCF-IV, L.P.
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a)     [ ]

                (b)     [ ]
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
--------------------------------------------------------------------------------
                       5        SOLE VOTING POWER
                                        0
   NUMBER OF           ---------------------------------------------------------
    SHARES             6        SHARED VOTING POWER
 BENEFICIALLY                           5,637,670
   OWNED BY            ---------------------------------------------------------
     EACH              7        SOLE DISPOSITIVE POWER
   REPORTING                            0
    PERSON             ---------------------------------------------------------
     WITH              8        SHARED DISPOSITIVE POWER
                                        5,637,670
--------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         5,637,670
--------------------------------------------------------------------------------
      10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                         [ ]
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                         4.4%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON
                         PN
--------------------------------------------------------------------------------

CUSIP NO.  492914 10 6
----------------------

--------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSON
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

                         SCF-IV, G.P., Limited Partnership
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a)     [ ]

                (b)     [ ]
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
--------------------------------------------------------------------------------
                       5        SOLE VOTING POWER
                                      0
   NUMBER OF           ---------------------------------------------------------
    SHARES             6        SHARED VOTING POWER
 BENEFICIALLY                         5,637,670
   OWNED BY            ---------------------------------------------------------
     EACH              7        SOLE DISPOSITIVE POWER
   REPORTING                          0
    PERSON             ---------------------------------------------------------
     WITH              8        SHARED DISPOSITIVE POWER
                                      5,637,670
--------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         5,637,670
--------------------------------------------------------------------------------
      10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                         [ ]
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                         4.4%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON
                         PN
--------------------------------------------------------------------------------

CUSIP NO.  492914 10 6
----------------------

--------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSON
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

                         L.E. Simmons & Associates, Incorporated
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a)     [ ]

                (b)     [ ]
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
--------------------------------------------------------------------------------
                       5        SOLE VOTING POWER
                                      0
  NUMBER OF            ---------------------------------------------------------
   SHARES              6        SHARED VOTING POWER
BENEFICIALLY                          5,637,670
  OWNED BY             ---------------------------------------------------------
    EACH               7        SOLE DISPOSITIVE POWER
 REPORTING                            0
   PERSON              ---------------------------------------------------------
    WITH               8        SHARED DISPOSITIVE POWER
                                      5,637,670
--------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         5,637,670
--------------------------------------------------------------------------------
      10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                         [ ]
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                         4.4%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON
                         CO
--------------------------------------------------------------------------------

CUSIP NO.  492914 10 6
----------------------

--------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSON
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

                         L.E. Simmons
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a)     [ ]

                (b)     [ ]
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
--------------------------------------------------------------------------------
                       5        SOLE VOTING POWER
                                      0
  NUMBER OF            ---------------------------------------------------------
   SHARES              6        SHARED VOTING POWER
BENEFICIALLY                          5,637,670
  OWNED BY             ---------------------------------------------------------
    EACH               7        SOLE DISPOSITIVE POWER
 REPORTING                            0
   PERSON              ---------------------------------------------------------
    WITH               8        SHARED DISPOSITIVE POWER
                                      5,637,670
--------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         5,637,670
--------------------------------------------------------------------------------
      10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                         [ ]
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                         4.4%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON
                         IN
--------------------------------------------------------------------------------



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



ITEM 1.

    Item 1(a)      Name of Issuer:                    Key Energy Services, Inc.

    Item 1(b)      Address of Issuer's                6 Desta Drive
                   Principal Executive Offices:       Midland, Texas 79705

ITEM 2.

Item 2(a) Name of Persons Filing: This Schedule is filed by L.E. Simmons, L.E. Simmons & Associates, Incorporated and SCF-IV, G.P., Limited Partnership with respect to the shares of Common Stock directly owned by SCF-IV, L.P.; and by SCF-IV L.P. with respect to the shares of Common Stock directly owned by it.

Item 2(b) Address of Principal Business Office, or if None, Residence: The address of the principal business office of the parties referred to in paragraph
(a) of this Item 2 is 600 Travis, Suite 6600, Houston, Texas 77002.

Item 2(c) Citizenship: L.E. Simmons is a United States citizen. L.E. Simmons & Associates, Incorporated is a corporation organized under the laws of the State of Delaware. SCF-IV, L.P. and SCF-IV, G.P., Limited Partnership are limited partnerships organized under the laws of the State of Delaware.

Item 2(d) Title of Class of Securities: Common Stock

Item 2(e) CUSIP Number: 492914 10 6

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under section 15 of the Act.

         (b) [ ] Bank as defined in section 3(a)(6) of the Act.

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940.

         (e) [ ] Investment adviser in accordance with Section
                 240.13d-1(b)(1)(ii)(E).

         (f) [ ] Employee benefit plan or endowment fund in accordance with
                 Section 240.13d-1(b)(1)(ii)(F).



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



         (g) [ ] Parent holding company or control person, in accordance with
                 Section 240.13d-1(b)(ii)(G).

         (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act.

         (i) [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

         (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


ITEM 4. OWNERSHIP

SCF-IV, L.P.

         (a)   Amount beneficially owned:                                                            5,637,670

         (b)   Percent of Class:                                                                           4.4%

         (c)   Number of shares as to which the person has:

               (i)    Sole power to vote or to direct the vote:                                              0

               (ii)   Shared power to vote or to direct the vote:                                    5,637,670

               (iii)  Sole power to dispose or to direct the disposition of:                                 0

               (iv)   Shared power to dispose or to direct the disposition of:                       5,637,670

SCF-IV, G.P., Limited Partnership (1)

         (a)   Amount beneficially owned:                                                            5,637,670

         (b)   Percent of Class:                                                                           4.4%

         (c)   Number of shares as to which the person has:

               (i)    Sole power to vote or to direct the vote:                                              0

               (ii)   Shared power to vote or to direct the vote:                                    5,637,670

               (iii)  Sole power to dispose or to direct the disposition of:                                 0

               (iv)   Shared power to dispose or to direct the disposition of:                       5,637,670

L.E. Simmons & Associates, Incorporated (2)

         (a)   Amount beneficially owned:                                                            5,637,670

         (b)   Percent of Class:                                                                           4.4%

         (c)   Number of shares as to which the person has:

               (i)    Sole power to vote or to direct the vote:                                              0

               (ii)   Shared power to vote or to direct the vote:                                    5,637,670

               (iii)  Sole power to dispose or to direct the disposition of:                                 0

               (iv)   Shared power to dispose or to direct the disposition of:                       5,637,670

L.E. Simmons (3)

         (a)   Amount beneficially owned:                                                            5,637,670

         (b)   Percent of Class:                                                                           4.4%

         (c)   Number of shares as to which the person has:

               (i)    Sole power to vote or to direct the vote:                                              0

               (ii)   Shared power to vote or to direct the vote:                                    5,637,670

               (iii)  Sole power to dispose or to direct the disposition of:                                 0

               (iv)   Shared power to dispose or to direct the disposition of:                       5,637,670

----------
1. SCF-IV, G.P., Limited Partnership, the general partner of SCF-IV, L.P., has the power to direct the affairs of SCF-IV, L.P., including decisions respecting the voting and disposition of the 5,637,670 shares of Common Stock held by SCF-IV, L.P.

2. L.E. Simmons & Associates, Incorporated, the general partner of SCF-IV, G.P., Limited Partnership, has the power to direct the affairs of SCF-IV, G.P., Limited Partnership, including decisions respecting the voting and disposition of the 5,637,670 shares of Common Stock held by SCF-IV, L.P.

3. L.E. Simmons is the President and sole stockholder of L.E. Simmons & Associates, Incorporated and in that capacity may be deemed to beneficially own the shares of Common Stock beneficially owned by L.E. Simmons & Associates, Incorporated.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following: [X]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not Applicable

ITEM 10. CERTIFICATION

By signing below the undersigned certify that, to the best knowledge and belief of the undersigned, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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



                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: February 17, 2003

                                   SCF-IV, L.P.
                                   By:  SCF-IV, G.P., Limited Partnership
                                        By: L.E. Simmons & Associates,
                                            Incorporated


                                   By: /s/ Anthony DeLuca
                                       -----------------------------------------
                                       Anthony DeLuca
                                       Managing Director

                                   SCF-IV, G.P., LIMITED PARTNERSHIP
                                   By: L.E. Simmons & Associates,
                                       Incorporated


                                   By: /s/ Anthony DeLuca
                                       -----------------------------------------
                                       Anthony DeLuca
                                       Managing Director


                                   L.E. SIMMONS & ASSOCIATES, INCORPORATED


                                   By: /s/ Anthony DeLuca
                                       -----------------------------------------
                                       Anthony DeLuca
                                       Managing Director

                                   L.E. SIMMONS

                                       /s/ L.E. Simmons
                                   ---------------------------------------------
                                       L.E. Simmons, individually



                                       10